Exhibit 99.1

Press Releases

WABCO Goes Public with Listing on New York Stock Exchange Company trades under symbol NYSE: WBC

WABCO directors declare quarterly dividend of 7 cents per share and authorize $500 million stock repurchase program

NEW YORK AND BRUSSELS, BELGIUM – August 1, 2007 – WABCO (NYSE: WBC), a leading global provider of electronic braking, stability, suspension and transmission control systems for commercial vehicles, will make its debut on the New York Stock Exchange today, trading under the symbol WBC.

WABCO, with revenues of approximately $2 billion in 2006, previously operated as the Vehicle Control Systems business of American Standard Companies (NYSE: ASD). On February 1, 2007, American Standard announced plans to spin off the business, and completed the separation yesterday, exactly six months later. WABCO was originally part of the Westinghouse Air Brake Company founded in 1869 and was acquired by American Standard in 1968.

“WABCO’s progress has been fueled by consistent strategies, innovative products and a relentless focus on customers,” said Jacques Esculier, former president of the Vehicle Controls Systems business and now CEO of WABCO Holdings Inc. “I am proud that our evolution to date has positioned us for this new status as a public company. We are well-equipped to continue to strengthen our business by further improving the way we serve our clients, and focusing on expanding opportunities in the global commercial vehicle industry.”

Fred Poses, chairman and CEO of American Standard Companies, said, “WABCO now has the size, global reach and organizational talent to succeed on its own and is well-positioned to build on its industry leadership.”

Since its invention of anti-lock braking systems (ABS) for commercial vehicles in cooperation with DaimlerChrysler in 1981, WABCO has successfully grown its top-line with advanced technologies focused on improving the performance, safety and efficiency of commercial vehicles. These include the first electronically controlled air suspension (ECAS) system; first commercial vehicle automated manual transmission controls system; first electronic stability control (ESC) system; and the first integrated vehicle tire pressure monitoring (IVTM) system developed in partnership with Michelin.

In addition to focusing on continued growth in Western Europe and North America, the company is pursuing growth strategies in emerging markets such as China, India and Eastern Europe, as well as expanding its commercial vehicle aftermarket participation. These growth drivers and areas of focus have helped WABCO generate a compound annual growth rate (CAGR) in revenue of 8 percent over the last five years (excluding foreign exchange impact).

With 12 manufacturing facilities in nine countries, WABCO is continually improving its operations environment through its WABCO Operating System (WOS). This includes implementing the “Lean” philosophy across the supply chain, adherence to Design for Six Sigma (DFSS) tools in product development, customer partnership initiatives and advanced management systems to ensure accountability across the organization.

“We are continually improving our performance and aligning our global operations to best serve our strong balance of customers in different markets and regions worldwide,” said Esculier. “We will continue to deliver the innovative products and outstanding service that our commercial vehicle customers expect and look forward to bringing the WABCO brand of advanced technology and service to new markets.”

The company also announced today that its board of directors declared a quarterly dividend of 7 cents per share of common stock and authorized the company to undertake a $500 million repurchase program of the company’s common stock through 2009. The dividend is payable on September 20, 2007, to shareholders of record on September 4, 2007.

The company plans to purchase shares at prevailing market prices either in the open market or through privately negotiated transactions. Timing will vary depending on market conditions and other factors. Lazard served as financial advisor for the WABCO spinoff.

Skadden, Arps and Baker & McKenzie served as legal counsel.

About WABCO

WABCO is one of the world’s leading providers of electronic braking, stability, suspension and transmission control systems for heavy duty commercial vehicles. WABCO products are also increasingly used in luxury cars and sport utility vehicles (SUVs). Customers include the world’s leading commercial truck, trailer, bus and passenger car manufacturers. Founded in the U.S. in 1869 as Westinghouse Air Brake Company, WABCO was acquired by American Standard in 1968 and spun off in 2007. Headquartered in Brussels, Belgium, with executive offices in Piscataway, N.J., WABCO employs more than 7,000 people in 34 offices and production facilities worldwide. In North America, WABCO markets ABS and other vehicle control products through its 50-percent-owned joint venture with Arvin Meritor Automotive Inc. (Meritor WABCO). Also in North America, WABCO partners with Cummins Inc. in a 70-percent-owned joint venture (WABCO Compressor Manufacturing Co.) focused on production of WABCO-designed compressors. In 2006, WABCO’s total sales were $2 billion. WABCO is a publicly traded company and is listed on the New York Stock Exchange under the stock symbol WBC. Web site: www.wabco-auto.com.

Forward-Looking Statements

The information contained in this press release contains forward-looking statements, which are based on management’s good faith expectations and belief concerning future developments. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “anticipate,” “intends” and other words of similar meaning. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in WABCO’s filings with the Securities and Exchange Commission.

Financial data is included in the Form 10 of WABCO Holdings Inc. filed with the Securities and Exchange Commission (SEC) on July 3, 2007.

For more information, reporters may contact:

Margie Pazikas, +32 (2) 663 9801, Margie.Pazikas@wabco-auto.com.

Fred Spar, +1 212 521 4813, fred-spar@kekst.com

For more information, investors and financial analysts may contact:

Mike Thompson, +32 (2) 663 9854, Mike.Thompson@wabco-auto.com.

Copyright © 2007 WABCO Holdings Inc.